Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Hawaiian Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,033,025,607.26	(1)	0.0001476	$152,474.58	(2)

Fees Previously Paid	$—			$—

Total Transaction Valuation	$1,033,025,607.26

Total Fees Due for Filing				$152,474.58

Total Fees Previously Paid				$—

Total Fee Offsets				$—

Net Fee Due				$152,474.58

(1)

Aggregate number of securities to which transaction applies: As of November 30, 2023, the maximum number of shares of common stock of Hawaiian Holdings, Inc. (“Hawaiian”) to which this transaction applies is estimated to be 64,040,810, which consists of (a) 51,633,761 shares of common stock entitled to receive the per share merger consideration of $18.00; (b) three shares of preferred stock entitled to receive the per share merger consideration of $18.00; (c) 1,666 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $18.00 minus any applicable exercise price; (d) 10,489,458 shares of common stock underlying warrants, which may be entitled to receive the per share merger consideration of $18.00 minus any applicable exercise price; (e) 1,057,972 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $18.00; and (f) a maximum of 857,950 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which may be entitled to receive the per share merger consideration of $18.00 (assuming the shares are paid out at the target level of performance).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of November 30, 2023, the underlying value of the transaction was calculated based on the sum of (a) the product of 51,633,761 shares of common stock and the per share merger consideration of $18.00; (b) the product of three shares of preferred stock and the per share merger consideration of $18.00; (c) the product of 1,666 shares of common stock underlying stock options and $3.44 (which is the difference between the per share merger consideration of $18.00 and the exercise price of $14.56); (d) the product of 10,489,458 shares of common stock underlying warrants and $6.59 (which is the difference between the per share merger consideration of $18.00 and the weighted average exercise price of $11.41; the exercise price for 3,147,481 shares of common stock underlying warrants held by Amazon.com NV Investment Holdings LLC was calculated by reference to the 30-day volume weighted average closing price of Hawaiian’s common stock as of November 30, 2023); (e) the product of 1,057,972 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $18.00; and (f) the product of 857,950 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $18.00 (assuming the shares are paid out at the target level of performance). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001476.